February 28, 2001
AutoFund Servicing, Inc.
James D.  Haggard, President
3201 Cherry Ridge Dr., Suite 314
San Antonio, Texas 78230

Gentlemen,

     You have requested my legal opinion as to whether or not a public trading market may be established in the issued and outstanding shares of common stock (the "shares") of AutoFund Servicing, Inc.(the "Company"), a Nevada Corporation, and whether the shares may be traded and/or transferred without violating the Securities Act of 1933, ("the Act" as amended). In providing this opinion, the following factors have been considered and examined:

1. The present corporate status of the Company and the legal validity and effect of the prior actions of the Company's Board of Directors and shareholders.

2. The present status and validity of the Company's authorized, issued and outstanding Shares, including a review of copies of original share certificates issued by the Company, the stock ledger and the current shareholders list.

3. The tradability of the company's shares in Interstate Commerce under the Act pursuant to the rules and regulations promulgated thereunder.

4. The Company's minutes book and corporate records, including copies of the original stock certificates as issued by the Company.

5.       A copy of the Shareholder List.

6. An Affidavit from James D. Haggard, president and director of the Company.


         In rendering this opinion, I have reviewed certain documents and information and relied upon representations provided to me by the company and its management. In reliance upon my review of the documentation and information provided in addition to representation from the company and its management, the following facts are set forth:


1. The Corporation was organized and incorporated under the laws of the state of Nevada, as Sphinx Industries, Inc., on March 7, 1997.

2. On July 11, 2000, the Company amended its Articles of Incorporation which changed the Company's name to "AutoFund Servicing, Inc.".

3. On July 11, 2000, the Company amended it Articles of Incorporation which increased the company's capitalization to 50,000,000 shares of common stock with a par value of $0.001 and 1,000,000 shares of preferred stock with a par value of 0.001. Furthermore, the Company forward split its issued common stock 1,465.2 to one.

4. On July 25, 2000, the Board of Directors of the Company passed a resolution to accept an agreement for the exchange of common stock between AutoFund Servicing, Inc., a Nevada Corporation and AutoFund Servicing, Inc., a Texas Corporation. The board of directors also authorized the Transfer Agent to issue to shareholders 18,000,000 shares of the common stock of AutoFund Servicing, Inc., a Nevada corporation, $0.001 par value from its treasury so as the amount of shares then issued would be equal to 90% of the combined total of 20,000,000 outstanding shares, in exchange for 100% of the issued and outstanding shares of AutoFund Servicing, Inc., a Texas corporation, such that AutoFund Servicing, Inc., a Texas corporation shall become a wholly owned subsidiary of AutoFund Servicing, Inc., a Nevada corporation.

5. As of the date of this letter, 2,000,000 shares of the common stock and none of the preferred stock was outstanding.



                        The Orsini & Rose Law Firm, P.A.

5340  Central Avenue                                       Phone (727) 323-9633
Post Office Box 118                                        Fax (727) 328-2691
St. Petersburg, Florida  33707                             info@attorneysusa.com

6. Of the issued and outstanding common stock, 2,000,000 shares are held by 310 shareholders who are not affiliates of the corporation. As evidenced by the original certificates and corporate minutes, these shares were originally issued on March 20, 1997.

7. The list of Shareholders as well as all other corporate documents are true and correct copies of such records as they exist on the Corporation's books.


         Section 5 of the Act prohibits the sale of any security unless "a registration statement is in effect." Section 4 of the Act provides several transactional exemptions to the registration requirements of Section 5, as do certain rules and regulations promulgated under the Act.

Rule 144 provides guidelines for the sale of securities by affiliates of controlling persons of the issuer and sale of restricted securities by non-affiliated or control persons.

Based upon the foregoing, and in the event and to the extent that the applicable holding period under the act relates back to the shares from which the unaffiliated shareholders was derived, it is the opinion of the undersigned that the 2,000,000 common shares held by the unaffiliated shareholders will be freely tradable under the act. The remaining 18,000,000 common shares remain restricted and may not be freely traded except in accordance with rule 144k.

In rendering this opinion, I have relied upon the representations of management as set forth herein as to their truth and accuracy, but for which I do not assume responsibility.

No opinion is expressed on any other actions the company is required to take with respect to an information statement or other requirements under the Act prior to actual trading of the subject shares. I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.



                                                  Very truly yours,

                                                 /s/ Scott T. Orsini
                                                 -------------------
                                                     Scott T. Orsini